Exhibit 99.2

SEACHANGE INTERNATIONAL, INC.

FIRST QUARTER FISCAL 2010 RESULTS

PREPARED REMARKS

June 4, 2009

SeaChange is providing a copy of these prepared remarks in combination with its press release. This process and these remarks are offered to provide shareholders and analysts with additional time and detail for analyzing our results in advance of our quarterly conference call. As previously scheduled, the conference call will begin today, June 4, 2009 at 5:00 p.m. E.T. and will include only brief comments followed by questions and answers. These prepared remarks will not be read on the call.

The conference call may be accessed using the following information:

•	Telephone: 888-287-3944 (U.S.) and 706-758-3938 (international)

•	Conference ID: 8678-2052

•	Webcast: www.schange.com/IR (An archived webcast will be available at this site.)

Fiscal 2010 First Quarter Financial Discussion

Revenue for the first quarter of fiscal 2010 amounted to $48.9 million, which was $3.5 million or 8% higher than revenue of $45.4 million recorded in the first quarter of fiscal 2009. From an operating segment perspective, revenue from our Software segment for the quarter was $30.6 million, which was $0.5 million higher than revenue of $30.1 million for the first quarter of last year. The year over year increase in revenue was due primarily to higher VOD software installation, maintenance and professional services revenue along with higher software subscription revenue. These revenue increases were partially offset by lower Advertising Insertion and Broadcast software license revenue.

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Servers and Storage segment revenue of $14.1 million for the first quarter was $2.8 million or 24% higher than revenue of $11.3 million included in the first quarter of last year. The increase in Servers and Storage revenue between years was due mainly to substantially higher VOD server shipments to Verizon and increased VOD server maintenance and installation revenue that was partially offset by lower order-driven Broadcast server revenue.

The Media Services segment generated revenue for the first quarter of $4.2 million, which was $0.2 million or 5% higher than revenue of $4.0 million in the first quarter of fiscal 2009. The year over year increase in revenue derived from customer contracts secured in the second half of last year from customers in Greece and Turkey as well as revenue from the Company’s acquisition of Mobix Interactive in the fourth quarter of last year. These sources of revenue growth were substantially offset by a 27% depreciation of the British pound compared to the US dollar since the first quarter of last year. In fact, if the pound versus dollar exchange rate in this year’s first quarter was the same as last year’s first quarter, Media Services’ dollar-denominated revenue would have reached $5.8 million, a 44% increase compared to the $4.0 million of Media Services revenue reported for the first quarter of fiscal 2009.

Geographically, revenue for the first quarter of fiscal 2010 included 76% in North America, 19% in Europe, Middle East and Africa, 3% in Latin America and 2% in Asia Pacific. Comcast, Verizon, and Virgin Media were 10% or greater customers in the first quarter of fiscal 2010. Of note is that this is the first quarter that Verizon has been a 10% or greater customer for the Company.

Total gross margin of 51.2% for the first quarter was 1.0 point higher than total gross margin of 50.2% for the first quarter of fiscal 2009. Examining gross margin by operating segment, Software segment gross margin of 57.9% for the first quarter was 3.0 points higher than gross margin of 54.9% for the first quarter of last year. The increase in Software gross margin was due to a greater mix of higher margin VOD software revenue as well as higher VOD maintenance and professional services margins due to higher year over year revenues combined with favorable service cost absorption.

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Servers and Storage gross margin of 49.1% for the first quarter of fiscal 2010 was 0.4 points lower than gross margin of 49.5% for the first quarter of fiscal 2009. Higher sales volume-related VOD server gross margin was offset by lower Broadcast gross margin.

Media Services gross margin of 9.3% for the first quarter was lower than gross margin of 16.6% for the first quarter of last year due to increased headcount-related expenses associated with the establishment of in-house video processing capabilities for Media Services customers that had previously been outsourced to a third party. In addition, the Media Services segment incurred overlapping costs from this third party as the video processing function transitions internally.

Operating expenses for the first quarter of $23.7 million were $1.1 million higher than the $22.6 million of operating expenses incurred in the first quarter of last year. Increased headcount- related research and development expenses in the VOD software and middleware product lines were partially offset by lower general and administrative headcount-related costs.

Net income for the first quarter of fiscal 2010 of $1.0 million was $0.7 million higher than net income of $0.3 million for the first quarter of last year. The corresponding earnings per share for the first quarter of fiscal 2010 was three cents per share compared to a penny per share for the same period last year.

From a balance sheet perspective, the Company ended the first quarter with cash and investments of $90.7 million which was $4.9 million higher than the $85.8 million of cash and investments at January 31, 2009. The increase in cash and investments in this year’s first quarter was driven by $4.1 million of cash flow from operations as measured by the quarter’s net income and adding back to it $3.1 million of non-cash depreciation, amortization and stock compensation expense. In addition, a $7.4 million increase in customer deposits was partially offset by $2.4 million of capital expenditures and cash returned to shareholders through the Company’s stock buyback program. During the first quarter, the Company repurchased 295,000 shares of its stock at a cost of $1.7 million as part of the resumption of its stock buyback program that was announced in March of this year.

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Fiscal 2010 First Quarter Financial Highlights

We completed the first quarter of fiscal 2010 with solid financial results. Despite difficult global economic conditions, we achieved revenues of nearly $49 million which represented 8% growth over the first quarter last year. We generated a seventh consecutive quarter of profitability for the Company as well as year over year profitability growth. Margin strength and operating expense containment continued to be key factors in driving profitability in the first quarter. Despite a 9% decline in revenue from the seasonally stronger fourth quarter of fiscal 2009, we were able to generate gross margin of 51% in this year’s first quarter which was consistent with the fourth quarter’s gross margin. In addition, our operating expenses in the first quarter were essentially flat with operating expenses incurred in last year’s fourth quarter.

An already strong balance sheet was buttressed in the first quarter as we increased our available cash and investments to nearly $91 million at the end of the first quarter. Cash flow from operations combined with improvements in working capital performance helped drive another quarter of cash generation for the Company.

Our strong liquidity position provides us the financial flexibility to make the necessary investments in new product development in our core VOD businesses as well as strategically important complementary areas that we believe can spur accelerating top-line growth. In addition, we have the ability to return some of our liquidity to our shareholders through the resumption of our stock buyback program which was announced earlier this year. With that option available, the Company repurchased approximately 298,000 shares of its stock at a cost of $1.7 million during the first quarter.

Operating Segment Highlights

Our Servers and Storage business had another strong quarter with revenues of $14.1 million, 24% higher than last year’s segment revenue in the first quarter. We had an exceptionally strong quarter of VOD server shipments to Verizon as it continues to build out its VOD server infrastructure. Over the past two years, it has increased its VOD library to more than 14,000 titles each month from 10,000 titles with further growth expected beyond the nearly 10 million homes passed by Verizon’s FIOS today.

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We also saw continued progress with our VOD flash servers as we satisfied significant orders during the quarter for two of our largest domestic cable television customers. As the year progresses, we expect a greater proportion of VOD server shipments to be flash servers, particularly for our North American service providers.

We continue to be pleased with the margin strength of our Servers and Storage business unit as it generated gross margin of nearly 50% for the first quarter. Sales driven margin strength from our VOD servers, particularly our flash servers helped to offset lower Broadcast server margins. As our flash-based product becomes the staple of our VOD server offering, we expect Servers and Storage margins to remain relatively robust.

The Software business segment generated $30.6 million in revenue for the first quarter showing growth despite a difficult comparison with last year’s Software unit revenue. You will recall that last year’s segment revenue included two significant non-recurring orders totaling over $3 million related to a large order for our VOD Link product as well as another large order for a VOD software deployment for the hospitality industry. Despite these events, we saw increased year over year Axiom-related revenues from Verizon and Comcast. We have previously discussed Verizon’s growth in its VOD offering to its customer base. Comcast’s deployment of VOD has been just as spectacular. Comcast announced in the fiscal first quarter that its On Demand platform had processed its 11 billionth view since the service was deployed six years ago. Comcast also noted that its customers 1) use On Demand more than 300 million times every month and 2) watch 149 million hours of content every month. SeaChange servers and software have stored and delivered the vast majority of Comcast’s on demand content over the past six years and we see it continuing in that way for the foreseeable future.

Software segment results in the first quarter also saw the continuation of deployments of Axiom back office VOD software at Cox Communications. During the quarter, we shipped additional Axiom licenses to six Cox sites that we converted in prior quarters. These deployments were part of Cox’s plan to expand its VOD streaming capacity to accommodate an increase in VOD content available at these sites. As Cox looks to expand its VOD offering throughout its other territories, we would expect additional Axiom-related revenue throughout the remainder of fiscal 2010.

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From a middleware perspective, we are happy to report that during the first quarter, we successfully extended our contract with Virgin Media to supply upgrades and enhancements to our TV Navigator middleware platform for another two years through January of 2011. The TV Navigator platform is an integral part of Virgin’s VOD offering, a service that has grown from an average of 36 million monthly VOD views in the first quarter of 2008 to an average of 55 million VOD views in the first quarter of this year. This explosive growth in VOD usage has extended the use of VOD to over half of Virgin’s digital subscribers which while impressive, still provides sufficient runway for future VOD growth for Virgin and SeaChange, the sole supplier of VOD servers, software, middleware and VOD content services to Virgin.

Our Media Services business unit reported 5% year over year growth on a US dollar basis. However, excluding the impact of a 27% year over year depreciation of the British pound compared to the US dollar, Media Services revenue would have shown a nearly $2 million or 44% increase in revenue in this year’s first quarter compared to the first quarter of last year. Driving this growth is the territorial diversification of Media Services’ revenue away from its core U.K. customer base. In fact, in last year’s first quarter, 80% of Media Services’ British pound-denominated revenue was derived from its core U.K. customers. In this year’s first quarter, that percentage dropped to 57% despite year over year growth in core U.K. customer revenues. Spearheading the Media Services’ revenue diversification were contracts recently won with OTE, the Greek national telephone company, and Turk Telecom. In addition, Mobix Interactive, the Company’s recent acquisition of a VOD content aggregator for the mobile space, also contributed to the revenue diversification in this year’s first quarter for the Media Services segment.

The Media Services unit also secured a multi-year contract extension with Virgin Media for the provision of VOD content services through December of 2011. As the largest Media Services customer and the largest deployer of VOD outside of North America, Virgin Media is extremely important to SeaChange. By extending this contract, along with the middleware extension, we believe Virgin is exhibiting confidence in the quality of our various VOD product offerings to accommodate their ambitious VOD plans for the future.

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Operating Performance

Operating leverage continued to be a focus for the Company in the first quarter. As mentioned earlier, we achieved gross margin of 51% in the first quarter. This was the fourth time in the last five quarters that we have attained gross margin in excess of 50%. Margin strength is not only coming from our suite of software product offerings for VOD but it is also coming from our VOD server products as we continue to win our fair share of VOD server competitions at reasonable pricing.

In addition, we continue to hold the line on operating expense growth without sacrificing investment in product development efforts that we believe will spawn future top-line growth. Regardless, improving margins and cost containment on operating expenses are expected to produce the operating leverage needed to produce increasing earnings growth.

Business Outlook

Turning to our guidance for the remainder of fiscal 2010, we recognize that while there are macroeconomic signs that the recession in the U.S. has abated, some of our key customers have been more reticent in their assessment of the current economic conditions. Job losses, housing vacancy rates and reduced housing starts continue to have an impact on subscriber growth rates for many of our customers. With this continued uncertainty, we are maintaining our top line guidance for fiscal 2010 that was given in our fourth quarter earnings conference call. That is, we expect revenue for the first half of fiscal 2010 to be comparable to revenue generated in the first half of last year. We also cautiously anticipate that revenues for the second half of fiscal 2010 will be higher than the first half as the global economy shows improvement for our customers. We expect the Company to be profitable for the second quarter of this year largely due to continued margin strength and containment of operating expense growth.

Ed Dunbar, COO and President

We also welcomed to SeaChange in the first quarter Ed Dunbar as COO and President. Ed joined us from Comcast where his most recent assignment was as an operating executive in its Atlanta system. He also has a great background in advertising sales. Ed’s job at SeaChange is to help us perform more efficiently and with continuously improving quality.

Safe Harbor Provision Any statements contained in this document that do not describe historical facts, including without limitation statements concerning expected future performance, product introductions and general market conditions, may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations. The factors that could cause actual future results to differ materially from current expectations include the following: the continued growth, development and acceptance of the video-on-demand market; current economic and market conditions that make forecasting difficult; the loss of one of the Company’s large customers; the cancellation or deferral of purchases of the Company’s products; a decline in demand or average selling price for the Company’s products; the Company’s ability to manage its growth; the risks associated with international sales, including risks associated with changes in foreign currency exchange rates; the Company’s ability to protect its intellectual property rights and the expenses that may be incurred by the Company to protect its intellectual property rights; an unfavorable result in any future litigation; content providers limiting the scope of content licensed for use in the video-on-demand market; the Company’s ability to introduce new products or enhancements to existing products; the Company’s dependence on certain sole source suppliers and third-party manufacturers; the Company’s ability to obtain licenses or distribution rights for third-party technology at acceptable prices; the Company’s ability to compete in its marketplace; the Company’s ability to respond to changing technologies; the performance of companies in which the Company has made equity investments, including Casa Systems and On Demand Deutschland GmBH & Co. KG; the ability of the Company to integrate businesses acquired by the Company; future acquisitions or joint ventures that are unsuccessful; impairment of the Company’s goodwill or intangible assets; risks in the Company’s investments that adversely effect the value or liquidity of the investments; changes in the regulatory environment; the Company’s ability to hire and retain highly skilled employees; any weaknesses over internal controls over financial reporting; any additional tax liabilities that the Company may be subject to; system errors, failures or disruptions; and volatility of the Company’s stock price. Further information on factors that could cause actual results to differ from those anticipated is detailed in various publicly available documents made by the Company from time to time with the Securities and Exchange Commission, including but not limited to, those appearing at Item 1A under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Commission on April 14, 2009. Any forward-looking statements should be considered in light of those factors. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak as of the date they are made. The Company disclaims any obligation to publicly update or revise any such statements to reflect any change in Company expectations or events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results may differ from those set forth in the forward-looking statements.

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*SeaChange and MediaCluster are registered trademarks of SeaChange International, Inc.